Exhibit 8.1

[Adams & Reese Letterhead]

June 7, 2006

NBC Capital Corporation

c/o Lewis F. Mallory, Jr.

301 East Main Street

Starkville, MS 39759

Re:	Merger of SunCoast Bancorp, Inc. (“SunCoast”) with and into NBC Capital Corporation (“NBC”) pursuant to that certain Agreement and Plan of Merger dated as of March 16, 2006 (the “Merger Agreement”), by and between NBC and SunCoast

Ladies and Gentlemen:

We have acted as counsel to NBC, a Mississippi corporation, in connection with the merger of SunCoast with and into NBC (the “Company Merger”) pursuant to the terms of the Merger Agreement and as described in the NBC Registration Statement on Form S-4, filed with the Securities and Exchange Commission (the “Registration Statement”). At your request, we are rendering our opinion concerning certain material Federal income tax consequences of the Company Merger. Unless otherwise indicated, all capitalized terms used in this opinion have the same meaning as used in Merger Agreement.

For purposes of rendering our opinion herein, we have conducted an examination of the Internal Revenue Code of 1986, as amended (the “Code”), and such other applicable laws, regulations, rulings, decisions, documents and records as we have deemed necessary. With respect to factual matters, we have relied upon the Merger Agreement, including, without limitation, the representations of the parties set forth therein, and upon certain statements and representations made to us in certificates provided by officers of NBC and SunCoast. We have not independently verified, nor do we assume any responsibility for, the factual accuracy or completeness of any such representations, warranties, statements, or certificates. With the consent of NBC and SunCoast, we have relied on the accuracy and completeness of the statements and representations contained in the Merger Agreement and such certificates and have assumed that such certificates will be complete and accurate in all material respects, and will be re-executed by appropriate officers of NBC and SunCoast, as of the Effective Time. We have assumed that any representation or statement qualified by “the best of knowledge” of the party making such representation or statement, or by any similar qualification, is correct without such qualification. As to all matters in which a person or entity making a representation referred to above has represented that such person or entity either is not a party to, or does not have, or is not aware of, any plan or intention, understanding or agreement, we have assumed that there is in fact no such plan, intention, understanding or agreement. We have also relied on the accuracy and completeness of the Registration Statement and the Proxy Statement-Prospectus of NBC

June 7, 2006

included as part of the Registration Statement, each as amended or supplemented through the date hereof.

In rendering the opinions herein set forth, we have assumed, with your permission, and without independent investigation on our part, the following:

(a) the Merger Agreement has been duly authorized by each of the parties thereto, that each such party has the requisite power and authority to execute, deliver and perform the Merger Agreement, that the Merger Agreement has been duly executed and delivered by each of the parties thereto, and that the Merger Agreement constitutes the legal, valid and binding obligations of each party thereto enforceable in accordance with its terms;

(b) the legal capacity of natural persons;

(c) there are no extrinsic agreements or understandings among the parties to the Merger Agreement and there is no usage of trade or course of prior dealings among the parties that would modify or affect the interpretation of the terms of the Merger Agreement or the respective rights or obligations of the parties thereunder;

(d) that each party to the Merger has received adequate consideration under applicable law for its execution and delivery thereof;

(e) all documents submitted to us as originals are authentic, all documents submitted to us as certified or photostatic copies conform to the original documents, and all signatures on all documents submitted to us for examination are genuine;

(f) as of the Effective Time, the shares of SunCoast Common Stock constitute capital assets in the hands of each holder thereof;

(g) the Company Merger will be consummated according to the Merger Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party);

(h) the Company Merger will qualify as a statutory merger under applicable state law;

(i) the Company Merger will be reported by SunCoast and NBC on their respective Federal income tax returns in a manner consistent with the opinion set forth below; and

(j) taking into account shares of SunCoast Common Stock exchanged for cash or other property in the Company Merger, holders of the outstanding shares of SunCoast Common Stock immediately prior to the Effective Time will receive in the Company Merger an amount of NBC Common Stock with a value as of the Effective Time equal to at least forty-five percent (45%) of the total value of all outstanding shares of SunCoast Common Stock.

June 7, 2006

With your concurrence, the opinions rendered in this letter are limited to the extent of the review discussed in this letter and are based on the assumptions and are subject to the qualifications and limitations set forth herein. Based upon and in reliance on the foregoing, we are of the opinion that under currently applicable Federal income tax law:

(1) the Company Merger will constitute a reorganization under Code Section 368(a);

(2) neither SunCoast nor NBC will recognize gain or loss as a consequence of the Company Merger;

(3) holders of shares of SunCoast Common Stock who exchange such shares solely for shares of NBC Common Stock will not recognize gain or loss on the exchange;

(4) the exchange in the Company Merger of SunCoast Common Stock for NBC Common Stock (other than fractional shares deemed to be received in such exchange) and cash will give rise to the recognition of gain (but not loss) by the shareholders of SunCoast, to the extent of the cash received.

(5) subject to the conditions and limitations of Code Section 302, a holder of SunCoast Common Stock who, in connection with the Company Merger, exchanges such shares solely for cash or who exercises statutory dissenter’s rights or who receives cash in lieu of fractional shares generally will recognize gain or loss equal to the difference, if any, between such holder’s tax basis in the SunCoast Common Stock exchanged and the amount of cash received in exchange therefor;

(6) the receipt of cash in lieu of fractional shares will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by NBC, and gain or loss will be recognized in an amount equal to the difference between the cash received and the basis of the fractional share of NBC Common Stock surrendered.

(7) the aggregate tax basis of the NBC Common Stock received (not including fractional shares deemed received and redeemed) by holders of SunCoast Common Stock in the Company Merger will be the same as the aggregate tax basis of the SunCoast Common Stock surrendered in exchange therefor, decreased by the total amount of cash, if any, received and increased by the amount of gain recognized;

(8) the holding period of the NBC Common Stock received (including fractional shares deemed received and redeemed) by holders who exchange their SunCoast Common Stock for NBC Common Stock in the Company Merger will be the same as the holding period of the SunCoast Common Stock surrendered in exchange therefor; and

(9) unless the exchange is deemed to have the effect of the distribution of a dividend, any gain or loss recognized by a holder of SunCoast Common Stock as a result of the Company Merger will be capital gain or loss and will be long-term capital gain or loss if the shareholder’s SunCoast Common Stock has been held for more than one year at the Effective Time of the Company Merger.

June 7, 2006

This opinion relates solely to material United States Federal income tax consequences of the Company Merger, and no opinion is implied or should be inferred beyond these matters. The opinions expressed herein are based upon our interpretation of existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. No assurance can be given that such interpretations would be followed if the exchange of consideration contemplated by the Company Merger became the subject of administrative or judicial proceedings. Statements of opinion herein are opinions only and should not be interpreted as guarantees of the current status of the law, nor should they be accepted as a guarantee that a court of law or administrative agency will concur in such statement. In this regard, it is only our professional judgment as to the matters addressed herein, based on our professional knowledge and judgment at this time. The opinions expressed herein are as of the date hereof only, and we assume no obligation to update or supplement such opinions to reflect any fact or circumstance that may hereafter come to our attention, or any amendment to the Merger Agreement that may hereafter become effective.

No opinion is expressed with respect to any of the following:

(i) the appropriate method to determine the fair market value of any stock or other consideration received in any sale or exchange;

(ii) the tax consequences of any aspect of the Company Merger under any state, local or foreign tax law or under any laws other than those pertaining to the income tax; or

(iii) the tax consequences of any aspect of the Company Merger that might be relevant to a particular holder of SunCoast Common Stock who is subject to special treatment under certain federal income tax laws, such as dealers in securities, banks, insurance companies, tax-exempt organizations, non-United States persons, persons who do not hold their SunCoast Common Stock as “capital assets” within the meaning of section 1221 of the Code, persons who hold their SunCoast Common Stock as part of a “hedge,” “straddle,” “constructive sale” or “conversion transaction, and persons who acquired their SunCoast Common Stock pursuant to the exercise of options or otherwise as compensation.

The shareholders of NBC are entitled to rely on the opinions set forth herein for purposes of approving transactions contemplated by the Merger Agreement. Except as set forth in the preceding sentence, the opinions set forth herein are addressed only to, and may be relied upon only by, the addressee hereof, and only in connection with the transactions contemplated by the Merger Agreement, and are not to be used or relied upon by any other parties, or in connection with any other transactions, except with the prior written consent of this law firm.

June 7, 2006

We expressly consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to this opinion in the Registration Statement. In giving this opinion, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Adams and Reese LLP

Adams and Reese LLP

JFL/nlb